Exhibit 3(i)
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                    Company's Certificate of Incorporation





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                         CERTIFICATE OF INCORPORATION
                                      OF
                        BELLAVISTA FUNDING CORPORATION

                                   ARTICLE I

      The name of the corporation is BellaVista Funding Corporation (the "Corporation").

                                  ARTICLE II

      The address of the Corporation's registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

      The Corporation exists only for the purposes specified in this Article
III. The Corporation has been formed for the sole purpose of conducting the following activities:

      A. Acquiring as purchaser and/or by contribution to the capital of the Corporation or otherwise, owning, holding, transferring, assigning, selling, contributing to capital, pledging and otherwise dealing with:

            1. mortgage notes and similar such instruments, related real property mortgages and deeds of trust and other related agreements, documents, books and records;

            2. related rights to payment, whether constituting cash, accounts, chattel paper, instruments, general intangibles or otherwise, and any other related assets, property and rights, including without limitation security interests;

            3. related collection, deposit, custodial, trust and other accounts, lock boxes and post office boxes and any amounts and other items from time to time on deposit therein;

            4. real property and any improvements thereon and personal property acquired by foreclosure, deed-in-lieu thereof or otherwise in respect of any of the foregoing;

            5. certificates, notes, bonds or other securities, instruments and documents evidencing ownership interests in or obligations secured by all or any of the foregoing; and

            6. proceeds and other payments and distributions of any kind of, on or in respect of any of the foregoing;

      B. Authorizing, issuing, selling and delivering, directly or indirectly through statutory trusts, common law trusts or other entities established solely for such purpose, certificates, notes, bonds and other securities, instruments and documents evidencing ownership interests in or obligations secured by all or any portion of the assets described in foregoing paragraph
(A), and in connection therewith entering into servicing, insurance, credit enhancement, reimbursement and other agreements related thereto;

      C. Entering into interest rate or basis swap, cap, floor or collar arrangements and other derivative contracts relating to the foregoing; and

      D. Taking any action necessary or reasonable to enable the Corporation to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable to accomplish any of the foregoing.


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                                  ARTICLE IV

      The aggregate number of shares which the Corporation shall have authority to issue is 100 shares of capital stock all of which shall be designated "Common Stock" and have a par value of $0.0001 per share.

                                   ARTICLE V

      In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

                                  ARTICLE VI

      The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE VII

      This Article VII is being adopted in order to comply with certain provisions required in order to qualify the Corporation as a "special purpose" entity.

      A. No stockholder may amend, modify or otherwise change this Certificate of Incorporation or the Bylaws of the Corporation in a manner that shall adversely affect the existence of the Corporation as a special purpose entity. The stockholders shall not amend, alter, change or repeal the definition of "Independent Director" or any other provisions of Article III or this Article VII of this Certificate of Incorporation without the written unanimous consent of the Board (including all Independent Directors). Subject to this Article VII, the stockholders have the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in accordance with Delaware law.

      B. Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Board, any officer or any other Person neither the Board nor any officer nor any other Person shall be authorized or empowered, nor shall they permit the Corporation, without the prior unanimous written consent of the Board (including all Independent Directors), to take any Material Action, provided, however, that the Board may not vote on, or authorize the taking of, any Material Action, unless there is at least one Independent Director then serving in such capacity.

      C. The Board shall cause the Corporation to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Corporation shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Corporation. The Board also shall cause the Corporation to:

            1. maintain its own full and complete separate books and records and bank accounts;

            2. at all times hold itself out to the public and all other Persons as a legal entity separate from any stockholder and any other Person;

            3. have a Board of Directors separate from that of any stockholder and any other Person, other than any Affiliate of the Corporation that is a special purpose bankruptcy remote entity;

            4. file its own tax returns, if any, as may be required under applicable law, to the extent (a) not part of a consolidated group filing a consolidated return or returns or (b) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

            5. not commingle its assets with assets of any other Person;


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            6. conduct its business solely in its own name and through its own authorized officers and agents and comply with all organizational formalities to maintain its separate existence;

            7. maintain separate financial statements that comply with generally accepted accounting principles;

            8. pay its own liabilities only out of its own funds;

            9. maintain an arm's length relationship with its Affiliates. All business transactions entered into with any of its Affiliates will be on terms that are intrinsically fair and not more or less favorable to it, as the case may be, than terms and conditions available at the time to it for comparable arm's length transactions with unaffiliated Persons;

            10. have sufficient personnel and/or duly compensated agents to run its business and operations and pay the salaries of its own employees, if any, from its own available funds. In the event its employees participate in pension, insurance and other benefit plans of any stockholder or any Affiliates of any stockholder, it will on a current basis reimburse the stockholder or the relevant Affiliate, as the case may be, for its pro rata share of the costs thereof;

            11. not hold out its credit or assets as being available to satisfy the obligations of others;

            12. allocate fairly and reasonably any overhead for shared office space;

            13. use separate stationery, invoices, checks, and telephone numbers;

            14. correct any known misunderstanding regarding its separate identity;

            15. maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

            16. cause its Board of Directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware corporate formalities;

            17. not acquire any securities of its stockholders or any of its Affiliates;

            18. cause the Directors, officers, agents and other representatives of the Corporation to act at all times with respect to the Corporation consistently and in furtherance of the foregoing and in the best interests of the Corporation; and

            19. maintain at least one bank account in its own name.

      Failure of the Corporation or a stockholder to comply with any of the foregoing covenants or any other requirements contained in this Certificate of Incorporation shall not affect the status of the Corporation as a separate legal entity.

      D. The Board shall not cause or permit the Corporation to:

            1. assume, guarantee or become obligated for any debt or obligation of any Person;

            2. engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Article III;

            3. incur, create or assume any indebtedness other than as contemplated by Article III;


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            4. take any action that might reasonably be expected to cause the
Corporation to become insolvent; or

            5. engage in any transaction involving any intent to hinder, delay or defraud any Person.

      When used in this Certificate of Incorporation, the following terms have the following meanings:

      "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

      "Board" or "Board of Directors" means the Board of Directors of the Corporation.

      "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. "Controlling" and "Controlled" shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

      "Directors" means the Persons elected to the Board of Directors from time to time by the stockholders or the Board (to fill a vacancy), including the Independent Director.

      "Independent Director" means a natural person who, for the five year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, partner or officer of the Corporation or any of its Affiliates (other than his or her service as an Independent Director of the Corporation or of an Affiliate of the Corporation that is a special-purpose bankruptcy-remote entity); (ii) a supplier of the Corporation or any of its Affiliates; or (iii) any member of the immediate family of a person described in (i) or (ii).

      "Material Action" means to consolidate or merge the Corporation with or into any Person or to institute proceedings to have the Corporation be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Corporation or file a petition seeking, or consent to, reorganization or relief with respect to the Corporation under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors of the Corporation, or admit in writing the Corporation's inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Corporation.

      "Person" means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization or entity, whether or not a legal entity, and any governmental authority.

                                 ARTICLE VIII

      The Corporation at all times have at least one Independent Director who will be elected by the stockholders. No resignation or removal of an Independent Director, and no election of a successor Independent Director, shall be effective until such successor shall have accepted his or her election as an Independent Director by a written instrument. In the event of a vacancy in the position of Independent Director, the stockholders shall, as soon as practicable, elect a successor Independent Director and the Corporation shall not, during the period of any vacancy, be entitled to take any Material Action. All right, power and authority of the Independent Director shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Certificate of Incorporation. No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Corporation.


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                                  ARTICLE IX

      A. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

      B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

      C. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE X

      The name and mailing address of the incorporator are as follows:

                              Claus Lund
                              1299 Ocean Avenue, Suite 240
                              Santa Monica, California  90401

      Executed this 19th day of July, 2004.


                                          /s/ Claus Lund
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                                          Claus Lund, Incorporator




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